Exhibit 10.7

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of November 18, 2011, by and between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of March 18, 2010, as amended by that certain Letter Agreement dated as of March 18, 2010 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 26,299 rentable square feet (“Original Premises”) in a building located at 650 Gateway Boulevard, South San Francisco, California. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Premises by adding approximately 10,142 rentable square feet.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date (as defined below), Landlord leases to Tenant, and Tenant leases from Landlord, that certain portion of the Building consisting of approximately 10,142 rentable square feet, as shown on Exhibit A attached hereto (the “Expansion Premises”). Subject to Tenant’s EP Termination Right (as defined in Section 12 of this First Amendment), from and after the Expansion Premises Commencement Date, the Original Premises and the Expansion Premises shall be collectively referred to as the “Premises,” and as of the Expansion Premises Commencement Date, the Rentable Area of the Building consists solely of said Premises and the Cytomx Space (as defined in Section 9(c) of this First Amendment).

2.	Delivery. The “Expansion Premises Commencement Date” shall be December 1, 2011. The “Expansion Premises Rent Commencement Date” shall be June 1, 2012.

Landlord shall deliver the Expansion Premises to Tenant on the Expansion Premises Commencement Date. Following the Expansion Premises Commencement Date and prior to May 1, 2012, Tenant shall have the right to construct Tenant Improvements (as defined in the Expansion Premises Work Letter attached to this First Amendment as Exhibit B (“EP Work Letter”)) pursuant to the terms of the EP Work Letter in the Initial Lock-In Space (as defined in Section 12 of this First Amendment) and any other portion of the Expansion Premises with respect to which Tenant has waived its EP Termination Right by written notice to Landlord prior to the EP Early Termination Date (collectively with the Initial Lock-In-Space, the “Lock-In Space”). After May 1, 2012, Tenant shall have the right to construct Tenant Improvements pursuant to the terms of the EP Work Letter in any other portion(s), if any, of the Expansion Premises with respect to which Tenant is deemed to have waived the EP Termination Right pursuant to Section 12 of this First Amendment.

Except as set forth in the Lease (including without limitation, Section 13 of the Lease), as modified by this First Amendment, and the EP Work Letter: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date, subject to all applicable Legal Requirements and Landlord’s demising obligations under Section 12 of this First Amendment; (ii) Landlord shall not have any obligation to Tenant for any existing defects in the

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Expansion Premises as of the Expansion Premises Commencement Date; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises in their condition at the time possession was taken.

Without limiting Landlord’s repair obligations under Section 13 of the Lease with respect to the entire Premises, for the period of 30 consecutive days after the Expansion Premises Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Premises, if the same were not in good working order as of the Commencement Date.

Landlord shall deliver the Expansion Premises to Tenant within the following items completed: (i) replace any broken, stained or missing ceiling tiles, (ii) patch, repair and spot paint any scuffs or holes in the walls, (iii) wax VCT flooring if reasonably necessary, (iv) replace any broken light fixtures, and any cracked or broken windows or interior glass, and (v) repair any damage to existing casework such as broken drawers or doors; provided further, however, that Landlord shall not be required to repair items of normal wear and tear (i.e. surface scratches).

Tenant agrees and acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

3.	Definition of Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Premises” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Premises: That portion of the Building containing approximately 36,441 rentable square feet, consisting of (i) a portion of the Building containing approximately 26,299 rentable square feet (the “Original Premises”), and (ii) a portion of the Building containing approximately 10,142 rentable square feet (the “Expansion Premises”), all as determined by Landlord, as shown on Exhibit A.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this First Amendment.

4.	Base Term. Commencing on the Expansion Premises Commencement Date, the defined term “Base Term” on page 1 of the Lease is deleted in its entirety and replaced with the following:

“Base Term: A term beginning (i) with respect to the Original Premises, on the Commencement Date, and (ii) with respect to the Expansion Premises, on the Expansion Premises Commencement Date, and ending with respect to the entire Premises on November 30, 2020.”

5.	Expansion Space. Commencing on the Expansion Premises Commencement Date, the defined term “Expansion Space” shall be added on page 2 of the Lease (after the defined term “Permitted Use”) as follows:

“Expansion Space: That portion of the Building not included in the Premises, including, without limitation, the Cytomx Space; provided, however, that Tenant’s expansion rights under Section 39(a) and Section 39(b) of this Lease shall be limited with respect to the Cytomx Space as provided in Section 39(c) of this Lease until the expiration of the Cytomx Lease (as defined in Section 9(c) of this First Amendment), subject to the right of Cytomx to extend the current term of the Cytomx Lease for one (1) extension term, expiring no later than December 31, 2018 (the

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“Cytomx Space Outside Availability Date”); provided, however, that the Cytomx Space shall, to the extent it becomes available, be considered Expansion Space in the event the Cytomx Lease is terminated with respect to all or any portion of the Cytomx Space, or otherwise expires, prior to the Cytomx Space Outside Availability Date.”

6.	Base Rent.

a. Original Premises. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease through the expiration of the Base Term of the Lease.

b. Expansion Premises. Commencing on the Expansion Premises Rent Commencement Date, Tenant shall commence paying Base Rent for the Remaining Expansion Premises (as defined in Section 12 of this First Amendment) at the same rate per rentable square foot that Tenant is paying for the Original Premises, as increased pursuant to the schedule set forth on pages 1 and 2 of the Lease. Notwithstanding anything to the contrary in the Lease, in the event a Default occurs under the Lease prior to the Expansion Premises Rent Commencement Date, the “rents” recoverable by Landlord in exercising its remedies, either under the express terms and conditions of the Lease or by operation of law, shall not include the Base Rent for the Expansion Premises, nor that portion of Tenant’s Share of Operating Expenses of the Building or Tenant’s Share of Operating Expenses of the Project that is attributable to the Expansion Premises. Notwithstanding the foregoing, the Initial Lock-In Space and any additional Lock-In Space, if any, for which Landlord has received a waiver notice pursuant to Section 2 of this First Amendment prior to a Default that occurs prior to the Expansion Premises Rent Commencement Date shall be included in the Premises for the purposes of determining the amount of rents recoverable by Landlord upon such a Default.

7.	Rentable Area of the Premises. Commencing on the Expansion Premises Commencement Date, the defined term “Rentable Area of the Premises” on page 2 of the Lease is deleted in its entirety and replaced with the following:

“Rentable Area of the Premises: 36,441 sq. ft.”

8.	Tenant’s Share. Commencing on the Expansion Premises Commencement Date, the defined terms “Tenant’s Share of Operating Expenses of Building” and “Tenant’s Share of Operating Expenses of Project” on page 2 of the Lease are deleted in their entirety and replaced with the following:

“Tenant’s Share of Operating Expenses of Building: 72.30%

Tenant’s Share of Operating Expenses of Project: 24.14%”

Notwithstanding anything to the contrary contained herein, Tenant shall not be required to pay Operating Expenses with respect to the Expansion Premises only for the period commencing December 1, 2011, through May 31, 2012, and Tenant shall continue to pay Tenant’s Share of Operating Expenses of Building and Tenant’s Share of Operating Expenses of Project as required under the Lease through May 31, 2012. Tenant shall commence paying Operating Expenses with respect to the entire Premises on June 1, 2012.

9.	Rights to Expand. Section 39 of the Lease is hereby deleted and replaced with the following:

“39.	Right to Expand.

a. Expansion Right. Each time after the date of this Lease through November 30, 2015 (“Expansion Right Expiration Date”), that Landlord intends to accept a written proposal (a “Pending Deal”) to lease the Expansion Space, Landlord shall deliver to Tenant written notice of

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the existence of such Pending Deal (a “Pending Deal Notice”). For purposes of this Section 39(a), “Expansion Space” shall mean any space in the Building which is not occupied by a tenant or which is occupied by a then-existing tenant whose lease is expiring within 6 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space. Tenant shall be entitled to exercise its right under this Section 39(a) only with respect to the entire Expansion Space subject to the Pending Deal. Within 10 business days after Tenant’s receipt of the Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Space Acceptance Notice”) if Tenant elects to lease the Expansion Space. Tenant’s right to receive the Pending Deal Notice and election to lease or not lease the Expansion Space pursuant to this Section 39(a) is hereinafter referred to as the “Expansion Right.” If Tenant elects to lease the Expansion Space by delivering a Space Acceptance Notice within the required 10 business day period, Tenant shall be deemed to agree to lease the Expansion Space on the same terms and conditions as this Lease, except that (i) the term of the lease with respect to the Expansion Space shall commence upon the “Expansion Space Commencement Date”, which shall be (1) if Tenant elects to have Landlord construct the tenant improvements within the Expansion Space (“Expansion Space Tenant Improvements”), the substantial completion by Landlord of the Expansion Space Tenant Improvements, or (2) if Tenant elects to construct the Expansion Space Tenant Improvements, the date that Landlord delivers the Expansion Space to Tenant for the construction of such Expansion Space Tenant Improvements in the condition hereinafter provided; (ii) Landlord shall deliver the Expansion Space to Tenant within the following items completed: (1) replace any broken, stained or missing ceiling tiles, (2) patch, repair and spot paint any scuffs or holes in the walls, (3) wax VCT flooring if reasonably necessary and (4) replace any broken light fixtures, and any cracked or broken windows or interior glass, and (5) repair any damage to existing casework such as broken drawers or doors; provided further, however, that Landlord shall not be required to repair items of normal wear and tear (i.e. surface scratches), (iii) without limiting Landlord’s repair obligations under Section 13 of the Lease with respect to the entire Premises, for the period of 30 consecutive days after the Expansion Space Commencement Date (as defined below), Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Expansion Space, if the same were not in good working order as of the Expansion Space Commencement Date; (iv) Tenant shall continue to pay Base Rent for the original Premises as provided for in this Lease and, in addition thereto, beginning on the “Expansion Premises Rent Commencement Date”, which shall be either (1) if Tenant has elected to have Landlord construct the Expansion Space Tenant Improvements, the Expansion Space Commencement Date, or (2) if Tenant has elected to construct the Expansion Space Tenant Improvements, the date that is 4 months after the Expansion Space Commencement Date, Tenant shall pay Base Rent for the Expansion Space at the then current monthly Base Rent per rentable square foot payable for the original Premises (as the same is adjusted from time to time pursuant to Section 4 of this Lease); (v) Tenant’s Share of the Building and Tenant’s Share of the Project with respect to the Expansion Space shall be proportionately adjusted; (vi) the Expansion Space Tenant Improvements shall be constructed in accordance with a work letter between the parties generally in the form of the EP Work Letter (“Expansion Space Work Letter”) entered into as part of the lease amendment or lease agreement required under Section 39(d); (vii) Landlord shall, subject to the terms of the Expansion Space Work Letter, provide a tenant improvement allowance (“Expansion Space TI Allowance”) for the construction of the Expansion Space Tenant Improvements in an amount not to exceed $20.00 per rentable square foot of the Expansion Space; and (viii) Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Expansion Space on the Expansion Space Rent Commencement Date. Tenant’s failure to deliver a Space Acceptance Notice to Landlord within the required 10 business day period shall be deemed to be an election by Tenant not to exercise Tenant’s Expansion Right with respect to the Expansion Space, in which case Tenant shall be deemed to have waived its right to lease the Expansion Space and Landlord shall have the right to lease the Expansion Space to the third party subject to the Pending Deal (or an affiliate of such third party) (“Pending Deal Party”) on any terms and conditions acceptable to Landlord. Notwithstanding the foregoing, Tenant’s Expansion Right shall be restored if Landlord fails to

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enter into an agreement to lease the Expansion Space to the Pending Deal Party within 6 months after Landlord’s delivery of the Pending Deal Notice to Tenant; provided, however, that in no event shall the Expansion Right continue after the Expansion Right Expiration Date.

b. One-Time Right. The first time after the Expansion Right Expiration Date that Landlord intends to accept a written proposal (a “One-Time Pending Deal”) to lease any Expansion Space in the Building, Landlord shall deliver to Tenant written notice of the existence of such One-Time Pending Deal (a “One-Time Pending Deal Notice”). Tenant shall be entitled to exercise its right under this Section 39(b) only with respect to the entire Expansion Space identified in the One-Time Pending Deal Notice (“Identified Space”). Within 10 business days after Tenant’s receipt of the One-Time Pending Deal Notice, Tenant shall deliver to Landlord written notice (the “Identified Space Acceptance Notice”) if Tenant elects to lease the Identified Space. Tenant’s right to receive the One-Time Pending Deal Notice and election to lease or not lease the Identified Space pursuant to this Section 39(b) is hereinafter referred to as the “One-Time Expansion Right.” If Tenant elects to lease the Identified Space by delivering a Identified Space Acceptance Notice within the required 10 business day period, Tenant shall be deemed to agree to lease the Identified Space on the same terms and conditions as the Lease, except that: (i) the term of the lease with respect to the Identified Space shall commence upon delivery of the Identified Space to Tenant (“Identified Space Commencement Date”); (ii) Tenant shall continue to pay Base Rent for the then-current Premises as provided for in this Lease and, in addition thereto, beginning on the Identified Space Commencement Date, Tenant shall pay Base Rent for the Identified Space at the then Market Rate and escalations as determined by Landlord and agreed to by Tenant; (iii) Tenant’s Share of the Building and Tenant’s Share of the Project with respect to the Identified Space shall be proportionately adjusted; (iv) Tenant shall commence paying Tenant’s Share of Operating Expenses with respect to the Identified Space upon the Identified Space Commencement Date; (v) without limiting Landlord’s repair obligations under Section 13 of the Lease with respect to the entire Premises, for the period of 30 consecutive days after the Identified Space Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems serving the Identified Space, if the same were not in good working order as of the Identified Space Commencement Date, (vi) Tenant shall accept the Identified Space is its “as-is” condition as of the Identified Space Commencement Date, and (vii) Landlord shall deliver the Identified Space with the following items completed: (1) replace any broken, stained or missing ceiling tiles, (2) patch, repair and spot paint any scuffs or holes in the walls, (3) wax VCT flooring if reasonably necessary, (4) replace any broken light fixtures, and any cracked or broken windows or interior glass, and (5) repair any damage to existing casework such as broken drawers or doors; provided, however, that Landlord shall not be required to repair items of normal wear and tear (i.e. surface scratches). For the purposes of this Section 39(b), “Market Rate” shall mean the then market rental rate and escalations as determined by Landlord and agreed to by Tenant for similar premises in the South San Francisco Area, improved with office and/or laboratory improvements as are included in the Identified Space, of similar age to the existing improvements, and in similar condition as is required for Landlord’s delivery of the Identified Space in accordance with this Section 39(b) (“Comparable Space”). To the extent the lease of the Comparable Space includes any renovation or improvement allowance, or any other monetary incentive or concession (for example, a free rent period), then the rental rate for that Comparable Space shall be equitably reduced to reflect the omission of such allowances and/or concessions for purposes of determining the Market Rate. If Landlord and Tenant are unable to agree on the Market Rate for the Identified Space after negotiating in good faith, the Market Rate will be determined through arbitration in accordance with Section 10(b) of the First Amendment. Tenant’s failure to timely deliver an Identified Space Acceptance Notice to Landlord shall be deemed to be an election by Tenant not to exercise Tenant’s One-Time Expansion Right with respect to the Identified Space, in which case Tenant shall have no further rights under this Section 39(b) with respect to such Identified Space, and Landlord shall thereafter, and for the duration of the Term of this Lease, have the right to lease the Identified Space to any third party on any terms and conditions acceptable to Landlord.

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c. Cytomx Space. As of the date of the First Amendment, a portion of the Building consisting of approximately 13,959 rentable square feet (“Cytomx Space”) is currently leased to Cytomx Therapeutics, Inc. (“Cytomx”). Tenant acknowledges that the lease pursuant to which Cytomx leases the Cytomx Space from Landlord (the “Cytomx Lease”) is scheduled to expire on December 31, 2013, but that Cytomx has the right under the Cytomx Lease to extend the term of its lease until the Cytomx Space Outside Availability Date. In addition to Tenant’s right to receive Pending Deal Notices pursuant to Section 39(a), and a One-Time Pending Deal Notice pursuant to Section 39(b), with respect all or any portion of the Cytomx Space that may become available for lease prior to the anticipated expiration of the Cytomx Lease (as the same may be extended in accordance with the preceding sentence), Landlord shall also deliver to Tenant written notice of the availability of the Cytomx Space (“Cytomx Space Availability Notice”), or any portion thereof, with respect to which the Cytomx Lease has or will terminate or expire (each such portion becoming available for lease from time to time, an “Identified Cytomx Space”), which Landlord will use reasonable efforts to provide to Tenant within a reasonable period after Landlord has certainty that any Identified Cytomx Space will be available for lease by Tenant. Tenant’s right to receive an Cytomx Space Availability Notice for each Identified Cytomx Space that may become available for lease, from time to time, pursuant to this Section 39(c) is hereinafter referred to as the “Cytomx Space Expansion Right.” Within 10 business days after Tenant’s receipt of an Cytomx Space Availability Notice, Tenant shall deliver to Landlord written notice (the “Cytomx Space Acceptance Notice”) if Tenant elects to lease the Identified Cytomx Space identified in the Cytomx Space Availability Notice. If Tenant elects to lease such Identified Cytomx Space by delivering an Cytomx Space Acceptance Notice within the required 10 business day period, Tenant shall be deemed to have agreed to lease the Identified Cytomx Space on the same terms and conditions as this Lease, except that (i) if the expiration or earlier termination of the Cytomx lease with respect to the Identified Cytomx Space occurs prior to the Expansion Right Expiration Date, the terms set forth in Section 39(a) with respect to the Expansion Space shall apply with respect to the Cytomx Space, and (ii) if the expiration or earlier termination of the Cytomx lease with respect to the Identified Cytomx Space occurs after the Expansion Right Expiration Date, the terms set forth in Section 39(b) with respect to the Expansion Space shall apply to the Identified Cytomx Space. Tenant’s failure to timely deliver an Cytomx Space Acceptance Notice to Landlord shall be deemed to be an election by Tenant not to exercise its Cytomx Space Expansion Right with respect to the Identified Cytomx Space identified in such notice pursuant to this Section 39(c), in which case Tenant shall have no further rights under this Section 39(c) with respect to such Identified Cytomx Space, and Landlord shall thereafter, and for the duration of the Term of this Lease, have the right to lease such Identified Cytomx Space to any third party on any terms and conditions acceptable to Landlord, subject, however, to Tenant’s rights under Section 39(a) and Section 39(b), and without affecting Tenant’s on-going rights to receive an Cytomx Space Availability Notice with respect to other portions of the Cytomx Space that become available for lease.

d. Amended Lease. Following Tenant’s timely delivery to Landlord of a Space Acceptance Notice, Identified Space Acceptance Notice or Cytomx Space Acceptance Notice, as applicable, if, after the expiration of a period of 10 business days from Landlord’s delivery to Tenant of a lease amendment or lease agreement which is generally consistent with the terms set forth in Section 39(a), Section 39(b) or Section 39(c), as applicable, Tenant fails to execute such a lease amendment or lease agreement for the applicable Expansion Space, Identified Space or Identified Cytomx Space, and such failure is not cured within 5 business days following receipt of Landlord’s notice of Tenant’s failure to execute such lease amendment or lease agreement, Tenant shall be deemed to have forever waived its right to lease the applicable Expansion Space, Identified Space or Identified Cytomx Space.

e. Exceptions. Notwithstanding anything set forth above to the contrary, at Landlord’s option, the Expansion Right, the One-Time Expansion Right and the Cytomx Space Expansion Right, respectively, shall not be in effect and Tenant may not exercise the Expansion Right, the One-Time Expansion Right and the Cytomx Space Expansion Right, respectively:

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(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Expansion Right, the One-Time Expansion Right or the Cytomx Space Expansion Right.

f. Termination. The Expansion Right, the One-Time Expansion Right and the Cytomx Space Expansion Right, respectively, shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Expansion Right, the One-Time Expansion Right or the Cytomx Space Expansion Right, respectively, if, after such exercise, but prior to the commencement date of the lease of such Expansion Space or Cytomx Space, as applicable, (i) Tenant fails to timely cure any default by Tenant under the Lease (after applicable notice and cure periods); or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Expansion Right, the One-Time Expansion Right or the Cytomx Space Expansion Right, respectively, to the date of the commencement of the lease of the Expansion Space or Cytomx Space, as applicable, whether or not such Defaults are cured.

g. Rights Personal. The Expansion Right, the One-Time Expansion Right and the Cytomx Space Expansion Right are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of this Lease.

h. No Extensions. The period of time within which any the Expansion Right, the One-Time Expansion Right and the Cytomx Space Expansion Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Expansion Right, the One-Time Expansion Right or the Cytomx Space Expansion Right, respectively.”

10.	Right to Extend Term. Tenant shall have the right to extend the Term of the Lease upon the following terms and conditions:

a. Extension Rights. Tenant shall have 2 consecutive rights (each, an “Extension Right”) to extend the term of this Lease for 5 years each (each, an “Extension Term”) on the same terms and conditions as the Lease (other than with respect to Base Rent, Work Letter and the EP TI Allowance) by giving Landlord written notice of its election to exercise each Extension Right (the “Extension Notice”) at least 9 months, and not more than 15 months, prior to the expiration of the Base Term of the Lease or the expiration of any prior Extension Term. Notwithstanding anything to the contrary contained herein, in no event shall Tenant have the right to exercise the second Extension Right hereunder unless Tenant is leasing and occupying the entire Building at the time of Tenant’s election to exercise such second Extension Right and upon the commencement of the second Extension Term.

Upon the commencement of any Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of such Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate (including annual increases, if applicable) for space of comparable size and quality (including all Alterations and other improvements) in Class A laboratory buildings in the South San Francisco area for a comparable term, taking into account all relevant factors, including tenant inducements, parking costs, leasing commissions, allowances or concessions, if any, at the time of Tenant’s exercise of the applicable Extension Right. The Market Rate may, at Tenant’s written election set forth in the Extension Notice, incorporate a $10.00 per rentable square foot tenant improvement allowance payable by Landlord

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for cosmetic refurbishment of the Premises during the applicable Extension Term (provided that such tenant improvement allowance shall be taken into consideration in determining the Market Rate). There shall be no Landlord supervisory fee for such refurbishment. Between the date of Landlord’s receipt of the Extension Notice and that date which is ninety (90) days thereafter (the “Extension Rent Negotiation Period”), the parties shall attempt in good faith to determine the Market Rate for the Premises during the applicable Extension Term; and if Landlord and Tenant are unable in good faith to agree, in their respective sole discretion, upon a mutually satisfactory Market Rate (including annual Base Rent increases) by the expiration of the Extension Rent Negotiation Period, then the Market Rate will be determined in accordance with the arbitration method as described in Section 10(b) of this First Amendment.

b. Arbitration.

(i) Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (and defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii) The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.

(iii) An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater South San Francisco metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years experience representing landlords and/or tenants in the leasing of biotech or life sciences wet lab R&D space in the greater South San Francisco metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

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c. Rights Personal. Extension Rights are personal to Tenant and are not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with any Permitted Assignment of the Lease.

d. Exceptions. Notwithstanding anything set forth above to the contrary, Extension Rights shall, at Landlord’s option, not be in effect and Tenant may not exercise any of the Extension Rights:

(i) during any period of time that Tenant is in Default under any provision of the Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise an Extension Right, whether or not the Defaults are cured.

e. No Extensions. The period of time within which any Extension Rights may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Rights.

f. Termination. The Extension Rights shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of an Extension Right, if, after such exercise, but prior to the commencement date of an Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of an Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.

11.	Early Termination Right. Section 40 of the Lease is hereby deleted in its entirety and of no further force or effect and Tenant has no termination right with respect to the Original Premises.

12.	Expansion Premises Early Termination Right. Tenant shall have the right to terminate the Lease (“EP Termination Right”) with respect to all or any portion of the Expansion Premises that Tenant has not otherwise been identified as Lock-In Space (“EP Termination Space”), effective as June 1, 2012 (“EP Early Termination Date”); provided, however, that Tenant delivers to Landlord a written notice (“EP Termination Notice”) of its exercise of its EP Termination Right no later than May 1, 2012, which EP Termination Notice shall specifically identify the EP Termination Space. If Tenant timely and properly exercises the EP Termination Right, Tenant shall vacate the EP Termination Space and deliver possession thereof to Landlord in the condition required by the terms of the Lease on or before the EP Early Termination Date and Tenant shall have no further obligations under the Lease with respect to the EP Termination Space except for those accruing prior to the EP Early Termination Date and those which, pursuant to the terms of the Lease, survive the expiration or early termination of the Lease. If Tenant does not deliver to Landlord the EP Termination Notice within the time period provided for in this paragraph, Tenant shall be deemed to have waived its EP Termination Right. Any portion of the Expansion Premises that does not constitute EP Termination Space as of the EP Early Termination Date shall remain a part of the Premises and be referred to as “Remaining Expansion Premises.” If Tenant exercises its EP Termination Right, the Lease shall be amended so as to (i) reflect to reduced square footage of the Premises in the definitions of “Premises” and “Rentable Area of Premises,” and (ii) appropriately adjust the amounts set forth in the definitions of “Tenant’s Share of Operating Expenses of Building” and “Tenant’s Share of Operating Expenses of Project.” Notwithstanding anything to the contrary contained herein, Tenant hereby waives its EP Termination Right with respect to that portion of the Expansion Premises known as Room 3029 and Room 3032, as shown on Exhibit A attached to this First Amendment as Lock-In Space (“Initial Lock-In Space”), and Tenant acknowledges and agrees that such Initial Lock-In Space shall remain part of the Premises following the EP Early Termination Date.

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If Tenant exercises its EP Termination Right with respect to only a portion of the Expansion Premises, Landlord shall, at Landlord’s sole cost and expense, (a) construct a demising wall and/or door (and related improvements), as reasonably determined by Landlord, in a location reasonably determined by Landlord to demise the Remaining Expansion Premises from the EP Termination Space, and (b) in the event that Tenant exercises the EP Termination Right with respect to either or both of the laboratory spaces identified as Rooms 3026 or 3028 on Exhibit A attached hereto, the Initial Lock-In Space (and Room 3028, if included in the Remaining Expansion Premises) shall be demised from the adjacent laboratory space included in the EP Termination Space, by means of a locking door (collectively, the “EP Demising Improvements”). Landlord shall use reasonable efforts to substantially complete the EP Demising Improvements no later than June 1, 2012. Tenant acknowledges that Landlord may require access to portions of the Remaining Expansion Premises after the EP Early Termination Date in order to complete the EP Demising Improvements. Landlord and its contractors and agents shall have the right to enter the Remaining Expansion Premises after the EP Early Termination Date in order to complete the EP Demising Improvements and Tenant shall cooperate with Landlord in connection with the same. Tenant acknowledges that Landlord’s completion of the EP Demising Improvements may adversely affect Tenant’s use and occupancy of portions of the Premises, subject to Landlord’s duty to act reasonably to mitigate such adverse effects on Tenant’s use and enjoyment thereof. Landlord agrees to use reasonable efforts to perform the EP Demising Improvements in a manner which does not unreasonably interfere with or cause a material disturbance of Tenant’s use and enjoyment of the Premises and to cooperate and coordinate with Tenant to schedule any activities which are reasonably likely to cause a material disturbance with Tenant’s use or enjoyment of the Premises in order for Tenant to reasonably mitigate such interference; provided, however, that Tenant recognizes that construction noise and vibrations associated with normal construction activities are to be expected during the course of the EP Demising Improvements. Notwithstanding anything to the contrary contained herein, in no event shall Landlord have any obligation to incur any additional or overtime costs to complete the EP Demising Improvements unless the work of the Demising Improvements cannot be performed during normal business hours without material interference with Tenant use of the Premises. Tenant waives all claims against Landlord in connection with EP Demising Improvements including, without limitation, claims for rent abatement.

13.	Exclusive Signage Rights. Notwithstanding anything to the contrary contained in Section 38 of the Lease, if at any time during the Term Tenant is leasing all of the rentable space in the Building, Tenant’s signage rights under Section 38 shall be exclusive to Tenant. The foregoing shall not affect Tenant existing signage rights under the Lease as of the date of this First Amendment.

14.

Waiver of Right to Space. Tenant hereby revokes that certain 650 Gateway Boulevard Space Acceptance Notice from Tenant to Landlord dated September 8, 2011, and waives all of its rights under Section 39 of the Lease with respect to that certain Pending Deal Notice to Tenant dated August 25, 2011 (“August 25th Notice”) to expand the Premises to include the Identified Space (as defined in the in the August 25th Notice) to Cytomx. Tenant acknowledges and agrees that Landlord may lease such Identified Space (as defined in the August 25th Notice) to Cytomx on terms and conditions acceptable to Landlord (but subject to Tenant’s future Expansion Rights therein as set forth in Section 39 of the Lease, as modified by Section 9 of this First Amendment).

15.	Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Cassidy Turley BT Commercial and UGL representing the Tenant (“Tenant’s Broker”) and Cornish & Carey representing the Landlord (“Landlord’s Broker”). Except for the brokerage fees of Tenant’s Broker and Landlord’s Broker, which shall be paid by Landlord pursuant to a separate written agreement with such Brokers, Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

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16.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this First Amendment attached thereto.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

ELAN PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Doug Love
Its:	EVP, Head of Tysabri Business & Alliance
Management

LANDLORD:

ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability corporation

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By: ARE-QRS CORP., a Maryland corporation, general partner

By: /s/ Eric S. Johnson
Its: Vice President Real Estate Legal Affairs

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EXHIBIT A

The Expansion Premises

FIRST FLOOR MULTI-TENANT PLAN
650 GATEWAY BLVD.
S. SAN FRANCISCO
ALEXANDRIA

Initial Lock-In Space

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EXHIBIT B

Expansion Premises Work Letter

THIS EXPANSION PREMISES WORK LETTER dated November 18, 2011 (this “Expansion Premises Work Letter”) is made and entered into by and between ARE-SAN FRANCISCO NO. 33, LLC, a Delaware limited liability company (“Landlord”), and ELAN PHARMACEUTICALS, INC., a Delaware corporation, and is attached to and made a part of that certain Lease Agreement dated as of March 18, 2010, as amended by that certain Letter Agreement dated as of March 18, 2010, and as further amended by that certain First Amendment to Lease dated as of the date hereof (as amended, the “Lease”), by and between Landlord and Tenant. Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

1. General Requirements.

(a) Tenant’s Authorized Representative. Tenant designates Rick Smith (“Tenant’s Representative”) as the only person authorized to act for Tenant pursuant to this Expansion Premises Work Letter. Landlord shall not be obligated to respond to or act upon any request, approval, inquiry or other communication (“Communication”) from or on behalf of Tenant in connection with this Expansion Premises Work Letter unless such Communication is in writing from Tenant’s Representative. Tenant may change Tenant’s Representative at any time upon not less than 5 business days advance written notice to Landlord.

(b) Landlord’s Authorized Representative. Landlord designates Todd Miller, Catie Paton and Rob Kain (any such individual acting alone, “Landlord’s Representative”) as the only persons authorized to act for Landlord pursuant to this Expansion Premises Work Letter. Tenant shall not be obligated to respond to or act upon any request, approval, inquiry or other Communication from or on behalf of Landlord in connection with this Expansion Premises Work Letter unless such Communication is in writing from Landlord’s Representative. Landlord may change either Landlord’s Representative at any time upon not less than 5 business days advance written notice to Tenant.

(c) Architects, Consultants and Contractors. Landlord and Tenant hereby acknowledge and agree that the architect (the “TI Architect”) for the Tenant Improvements (as defined in Section 2(a) below), the general contractor and any subcontractors for the Tenant Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be named a third party beneficiary of any contract entered into by Tenant with the TI Architect, any consultant, any contractor or any subcontractor, and of any warranty made by any contractor or any subcontractor.

2. Tenant Improvements.

(a) Tenant Improvements Defined. As used herein, “Tenant Improvements” shall mean all improvements to the Expansion Premises of a fixed and permanent nature as shown on the TI Construction Drawings, as defined in Section 2(c) below. Other than funding the TI Allowance (as defined below) as provided herein, Landlord shall not have any obligation whatsoever with respect to the finishing of the Expansion Premises for Tenant’s use and occupancy. Landlord and Tenant acknowledge and agree that Tenant may elect not to construct all of the Tenant Improvements at one time, and that Tenant may construct portions of the Tenant Improvements in the Initial Lock-In Space, any additional Lock-In Space added thereto prior to the EP Early Termination Date, and the Remaining Expansion Space in one or more phases, and that the process for approval and completion set forth below may need to be repeated on more than one occasion for such separate phases of the Tenant Improvements.

(b) Tenant’s Space Plans. Tenant shall deliver to Landlord schematic drawings and outline specifications (the “Space Plans”) detailing Tenant’s requirements for each phase of the Tenant

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Improvements prior to the commencement by Tenant of the construction of such portion of the Tenant Improvements. Not more than 15 days thereafter, Landlord shall deliver to Tenant the written objections, questions or comments of Landlord and the TI Architect with regard to such Space Plans. Tenant shall cause the Space Plans to be revised to address such written comments and shall resubmit said drawings to Landlord for approval within 15 days thereafter. Such process shall continue until Landlord has approved the Space Plans for the applicable phase of the Tenant Improvements.

(c) Working Drawings. Not later than 30 days following the approval of the Space Plans by Landlord, Tenant shall cause the TI Architect to prepare and deliver to Landlord for review and comment construction plans, specifications and drawings for the applicable Tenant Improvements (“TI Construction Drawings”), which TI Construction Drawings shall be prepared substantially in accordance with the Space Plan. Tenant shall be solely responsible for ensuring that the TI Construction Drawings reflect Tenant’s requirements for such portion of the Tenant Improvements. Landlord shall deliver its written comments on the TI Construction Drawings to Tenant not later than 10 business days after Landlord’s receipt of the same; provided, however, that Landlord may not disapprove any matter that is consistent with the applicable Space Plan. Tenant and the TI Architect shall consider all such comments in good faith and shall, within 10 business days after receipt, notify Landlord how Tenant proposes to respond to such comments. Any disputes in connection with such comments shall be resolved in accordance with Section 2(d) hereof. Provided that the design reflected in the TI Construction Drawings is consistent with the applicable Space Plan, Landlord shall approve the TI Construction Drawings submitted by Tenant. Once approved by Landlord, subject to the provisions of Section 4 below, Tenant shall not materially modify the Landlord-approved TI Construction Drawings except as may be reasonably required in connection with the issuance of the TI Permit (as defined in Section 3(a) below).

(d) Approval and Completion. If any dispute regarding the design of any portion of the Tenant Improvements is not settled within 10 business days after notice of such dispute is delivered by one party to the other, Tenant may make the final decision regarding the design of disputed portion of the Tenant Improvements, provided (i) Tenant acts reasonably and such final decision is either consistent with or a compromise between Landlord’s and Tenant’s positions with respect to such dispute, (ii) that all costs and expenses resulting from any such decision by Tenant shall be payable out of the TI Allowance (as defined in Section 5(a) below), and (iii) Tenant’s decision will not affect the structural components of the Building or any Building Systems. Any changes to the TI Construction Drawings following Landlord’s and Tenant’s approval of same requested by Tenant shall be processed as provided in Section 4 hereof. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to make final decisions, in Landlord’s sole and absolute subjective discretion, with respect to matters concerning the exterior components, site work, façade or other structural components of the Building or any Building System.

3. Performance of the Tenant Improvements.

(a) Commencement and Permitting of the Tenant Improvements. Tenant shall commence construction of the Tenant Improvements, and each phase thereof, upon obtaining and delivering to Landlord a building permit (the “TI Permit”) authorizing the construction thereof consistent with the TI Construction Drawings approved by Landlord. The cost of obtaining each TI Permit required for the Tenant Improvements shall be payable from the TI Allowance. Landlord shall assist Tenant in obtaining such TI Permit(s). Prior to the commencement of any portion of the Tenant Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors (including the TI Architect), and certificates of insurance from any contractor performing any part of the Tenant Improvement evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

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(b) Selection of Materials, Etc. Where more than one type of material or structure is indicated on the TI Construction Drawings approved by Tenant and Landlord, the option will be within Tenant’s reasonable discretion if the matter concerns the Tenant Improvements, and within Landlord’s sole and absolute subjective discretion if the matter concerns the structural components of the Building or materially affects the operation of, or maintenance requirements associated with, any Building System.

(c) Tenant Liability. Tenant shall be responsible for correcting any deficiencies or defects in the Tenant Improvements.

(d) Substantial Completion. Tenant shall substantially complete or cause to be substantially completed the Tenant Improvements in a good and workmanlike manner, in accordance with the TI Permit subject, in each case, to Minor Variations and normal “punch list” items of a non-material nature which do not interfere with the use of the Expansion Premises (“Substantial Completion” or “Substantially Complete”). Upon Substantial Completion of the Tenant Improvements, and each phase thereof, Tenant shall require the TI Architect and the general contractor to execute and deliver, for the benefit of Tenant and Landlord, a Certificate of Substantial Completion in the form of the American Institute of Architects (“AIA”) document G704. For purposes of this Expansion Premises Work Letter, “Minor Variations” shall mean any modifications reasonably required: (i) to comply with all applicable Legal Requirements and/or to obtain or to comply with any required permit (including the TI Permit); (ii) to comport with good design, engineering, and construction practices which are not material; or (iii) to make reasonable adjustments for field deviations or conditions encountered during the construction of the Tenant Improvements.

4. Changes. Any material changes requested by Tenant to the Tenant Improvements as depicted in any TI Construction Drawings approved by Landlord, shall be requested and instituted in accordance with the provisions of this Section 4 and shall be subject to the written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(a) Tenant’s Right to Request Changes. If Tenant shall request changes to any Landlord-approved TI Construction Drawings (“Changes”), Tenant shall request such Changes by notifying Landlord in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any such Change. Such Change Request must be signed by Tenant’s Representative. Landlord shall review and approve or disapprove such Change Request within 10 business days thereafter, provided that Landlord’s approval shall not be unreasonably withheld, conditioned or delayed.

(b) Implementation of Changes. If Landlord approves such Change, Tenant may cause the approved Change to be instituted. If any TI Permit modification or change is required as a result of such Change, Tenant shall promptly provide Landlord with a copy of such TI Permit modification or change.

5. Costs.

(a) Budget For Tenant Improvements. Before the commencement of construction of each phase of the Tenant Improvements, Tenant shall obtain a detailed breakdown, by trade, of the costs incurred or that will be incurred, in connection with the design and construction of such phase of the Tenant Improvements (the “Budget”) and a schedule for Tenant’s performance and completion of such Tenant Improvements (the “Schedule”), and shall deliver a copy of each of the Budget and Schedule to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed. The Budget shall be based upon the TI Construction Drawings approved by Landlord and shall include a payment to Landlord of administrative rent (“Administrative Rent”) in the amount of Landlord’s reasonable out-of-pocket costs and expenses associated with Landlord’s engineering and architectural review of the Space Plans and TI Construction Drawings (and any Changes thereto) for any Tenant Improvements that affect the exterior components, site work, façade or other structural components of the Building or any Building System, all of which shall be payable from the TI Allowance.

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(b) TI Allowance. Landlord shall provide to Tenant a tenant improvement allowance (collectively, the “TI Allowance”) as follows:

1. a “Tenant Improvement Allowance” in the maximum amount of $20.00 per rentable square foot in the Expansion Premises, which is included in the Base Rent set forth in the Lease; and

2. an “Additional Tenant Improvement Allowance” in the maximum amount of $25.00 per rentable square foot in the office portion of the Expansion Premises (consisting of approximately 7,074 rentable square feet), which is included in the Base Rent set forth in the Lease.

The amount of the TI Allowance shall be as provided above, provided that no TI Costs (as defined in Section 5(c) below) expended for Tenant Improvements in the Expansion Premises shall be reimbursed by Landlord prior to the EP Early Termination Date except for those TI Costs incurred by Tenant for Tenant Improvements in the Initial Lock-In Space, and any other Lock-In Space for which Landlord receives a waiver of Tenant’s EP Termination Right prior to the EP Early Termination Date (not to exceed, however, that portion of the TI Allowance allocated to the square footage of the entire Lock-In Space (as provided above) prior to the EP Early Termination Date, the “Lock-In Space TI Allowance”). In addition to Tenant’s right to apply the Lock-In Space TI Allowance to any phase of the Tenant Improvements constructed in the Lock-In Space prior to the EP Early Termination Date, following the EP Early Termination Date, if Tenant so requests, Landlord shall reimburse Tenant for those excess TI Costs incurred by Tenant with respect to those Tenant Improvements made to the Lock-In Space prior to the EP Early Termination Date, if any, up to the full amount of the remaining undisbursed TI Allowance. Similarly, any portion of the TI Allowance that is not fully disbursed for the Tenant Improvements in the Lock-In Space prior to the EP Early Termination Date may be utilized by Tenant for TI Costs anywhere in the Remaining Expansion Premises following the EP Early Termination Date.

The TI Allowance, which may be disbursed to Tenant in multiple phases, shall be disbursed in accordance with this Work Letter. Tenant shall have no right to the use or benefit (including any reduction to Base Rent) of any portion of the TI Allowance not required for the construction of (i) the Tenant Improvements described in the TI Construction Drawings approved pursuant to Section 2(d) or (ii) any Changes pursuant to Section 4. Tenant shall have no right to any portion of the TI Allowance that is not disbursed before November 30, 2015.

(c) Includable TI Costs. The TI Allowance shall be used solely for the payment of design, permits and construction costs in connection with the construction of the Tenant Improvements, including, without limitation, the cost of electrical power and other utilities used in connection with the construction of the Tenant Improvements, the cost of preparing the Space Plan and the TI Construction Drawings, all costs set forth in the Budget, including Landlord’s Administrative Rent, and the cost of Changes (collectively, “TI Costs”). Notwithstanding anything to the contrary contained herein, the TI Allowance shall not be used to purchase any furniture, personal property or other non-Building system materials or equipment, including, but not limited to, Tenant’s voice or data cabling, non-ducted biological safety cabinets and other scientific equipment not incorporated into the Tenant Improvements.

(d) Excess TI Costs. Landlord shall have no obligation to bear any portion of the cost of any of the Tenant Improvements except to the extent of the TI Allowance. Notwithstanding anything to the contrary set forth in this Section 5(d), Tenant shall be fully and solely liable for TI Costs and the cost of Minor Variations in excess of the TI Allowance.

(e) Payment for TI Costs. During the course of design and construction of the Tenant Improvements, Landlord shall reimburse Tenant on a pro rata basis a percentage of the TI Costs (equal to the percentage that the TI Allowance bears to the total Budget (and with respect to any Tenant

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Improvements constructed in the Lock-In Space prior to the EP Early Termination Date, the percentage that the Lock-In Space TI Allowance bears to the applicable Budget), as the same may be amended from time to time, up to the amount of the TI Allowance actually incurred by Tenant, not more frequently than once a month, against a draw request in Landlord’s standard form, containing evidence of payment of such TI Costs by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the last phase of construction of the Tenant Improvements (and prior to any final disbursement of the TI Allowance), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work of the Tenant Improvements, and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such Tenant Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Remaining Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting such Tenant Improvements.

6. Miscellaneous.

(a) Consents. Whenever consent or approval of either party is required under this Expansion Premises Work Letter, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth herein to the contrary.

(b) Modification. No modification, waiver or amendment of this Expansion Premises Work Letter or of any of its conditions or provisions shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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